UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ODYSSEY MARINE EXPLORATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2014

To the Stockholders of Odyssey Marine Exploration, Inc.:

The Annual Meeting of Stockholders of Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”), will be held at the Holiday Inn – Tampa (formerly The Wyndham Hotel), located at 700 North Westshore Boulevard, Tampa, Florida 33609, on Wednesday, June 4, 2014, at 9:30 a.m., Eastern Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

1.	to elect seven directors of the Corporation to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	to hold a non-binding advisory vote to approve named executive officer compensation;

3.	to approve the Company’s 2014 Stock Incentive Plan;

4.	to ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. as our independent registered public accounting firm; and

5.	to transact such other business as may properly come before the meeting or at any adjournment or adjournments thereof.

Only holders of record of the Company’s common stock at the close of business on April 7, 2014, will be entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

Whether or not you expect to attend the annual meeting of stockholders in person, we urge you to vote as soon as possible. As an alternative to voting at the annual meeting in person, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card in the postage-paid envelope enclosed with it. For detailed information on how you can vote, refer to the section entitled “How do I vote?” in the Proxy Statement. The giving of a proxy will not affect your right to vote in person if you attend the meeting. You may change your proxy vote automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

GREGORY P. STEMM
Chief Executive Officer and Board Member
April 18, 2014

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Therefore, most stockholders will not receive paper copies of our proxy materials. Instead, we will send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting by use of the Internet. The Notice of Internet Availability of Proxy Materials also informs stockholders how to get paper copies of our proxy materials if they wish to do so. We believe this method of proxy distribution will make the proxy distribution process more efficient, less costly, and will contribute to the conservation of natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2014

ABOUT THE MEETING

This Proxy Statement is being made available to stockholders beginning April 18, 2014.

Who is entitled to vote at the meeting?

All voting rights are vested in the holders of our common stock. Each share of our common stock is entitled to one vote on all matters to be voted upon at the meeting. Only stockholders of record at the close of business on April 7, 2014, are entitled to notice of and to vote at the meeting or any adjournments thereof. On April 7, 2014, a total of 84,342,958 shares of our common stock were outstanding and eligible to vote. Cumulative voting in the election of directors is not permitted, which means that each stockholder may vote no more than the number of shares he or she owns for a single candidate.

How many shares must be present to establish a quorum?

A majority of the shares eligible to vote represented in person or by proxy shall constitute a quorum at the meeting. Shares represented by a properly signed and returned proxy will be treated as present at the annual meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote. Likewise, stock represented by “broker non-votes” will be treated as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves to vote such shares on that matter. Your broker will not have discretion to vote on non-routine matters absent direction from you, including the election of directors, the advisory vote to approve our named executive officer compensation and the approval of the Company’s 2014 Stock Incentive Plan. If you hold your shares through a broker, your broker is permitted to vote your shares on “routine” matters, which includes the ratification of the Independent Registered Public Accounting Firm, even if the broker does not receive instructions from you.

How do I vote?

Stockholders of Record: Shares Registered in Your Name

As an alternative to voting in person at the annual meeting, stockholders whose shares are registered in their own names may vote without attending the annual meeting by telephone, over the Internet, or by mail as described below:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2014. Have your proxy card in hand with the 12 Digit Control Number available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

2014 Proxy Statement	1

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

VOTE BY TELEPHONE

You can transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2014, by telephone following the instructions on your Proxy Card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Beneficial Owners: Shares Held in “Street Name”

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Note to Beneficial Owners: Under applicable laws, a bank, broker or nominee has the discretion to vote on routine matters, which includes the ratification of the appointment of an independent registered public accounting firm. SEC rule changes do not permit a bank, broker or nominee to vote on behalf of beneficial owners with respect to non-routine matters such as the uncontested elections of directors, the advisory vote to approve our named executive officer compensation and the approval of the Company’s 2014 Stock Incentive Plan. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the annual meeting, you must obtain a “legal proxy” from your brokerage firm, bank or other holder of record and present it to the Inspector of Elections with your ballot. Stockholders who have elected to receive the proxy materials electronically will receive an e-mail on or about April 20, 2014, with information on how to access stockholder information and instructions for voting.

TO REQUEST PAPER COPIES OF PROXY MATERIALS: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting or receiving a copy. Please make your request for a copy on or before May 21, 2014, to facilitate timely delivery. Please choose one of the following methods to make your request: (1) BY INTERNET: www.proxyvote.com; (2) BY TELEPHONE: 1-800-579-1639; (3) BY E-MAIL: sendmaterial@proxyvote.com. NOTE: Include the 12 Digit Control Number located on the Notice in the subject line of your e-mail.

Can I change my vote after submitting a Proxy?

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Odyssey’s corporate secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the annual meeting if you obtain a “legal proxy” as described above.

Regardless of how your shares are held and whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the annual meeting and vote in person even if you have already voted by proxy.

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Information about attending the Annual Meeting.

If you plan to attend the meeting, please bring the following:

1.	Proper identification containing recent photograph such as a driver’s license or passport. We may inspect your bags or packages, and we may require you to check them, and, in some cases, we may not permit you to enter the meeting with them. Video and audio recording devices will not be permitted at the Annual Meeting.

2.	“Acceptable Proof of Ownership” if your shares are held in “Street Name.”

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Odyssey Marine Exploration, Inc. stock on the record date (April 7, 2014) or (b) an account statement showing that you owned Odyssey Marine Exploration, Inc. stock on the record date.

Street Name means your shares are held of record by brokers, banks or other nominees.

What is the voting requirement to approve each of the proposals?

Proposal No. 1 (election of directors) is a non-routine matter.

The election of directors requires the affirmative vote of a plurality of the votes cast by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the nominees receiving the most votes from those eligible to vote will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Accordingly, votes withheld as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

Proposal No. 2 (non-binding advisory vote to approve named executive officer compensation “Say-on-Pay”) is a non-routine matter.

The affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote is required. Because your vote is advisory, it will not be binding on the Board or the Company; however, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal No. 3 (approval of the 2014 Stock Incentive Plan) is a non-routine matter.

The affirmative vote of a majority of the votes properly cast on this proposal will be required to approve the 2014 Stock Incentive Plan. Abstentions and broker non-votes will have no effect on this proposal.

Proposal No. 4 (ratification of independent registered public accounting firm) is a routine matter.

The affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote is required. Broker discretionary voting is allowed.

Proposals Numbers 1, 2 and 3 are non-routine matters, and, absent instructions from you, the bank, broker or other nominee may not vote your shares at all and your shares will be considered broker non-votes, which will have no effect on the outcome of the proposal. Proposal No. 4 is a routine matter, and your bank, broker or other nominee may vote your shares at its discretion.

Other business as may properly come before the meeting or at any adjournment or adjournments thereof.

An affirmative vote of the majority of the shares represented and entitled to vote at the meeting, assuming a quorum is present, is necessary for the approval of other business. For other business as may properly come before the meeting or at any adjournment or adjournments thereof, broker non-votes are not included in the vote totals. If you grant a proxy, the persons named as proxy-holders will have the discretion to vote your shares on any additional business properly presented for a vote at the meeting. We are not aware of any other business to be acted upon at the meeting.

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Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and will be subsequently published by us by the filing of a Form 8-K with the SEC within four business days of the Annual Meeting.

Proposal 1 - ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members. The Board of Directors recommends the election as directors of the seven nominees listed below, to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each of the seven current members of the present Board of Directors has been nominated for re-election. The persons named as “Proxies” in the form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the stockholders returning such proxies. If at the time of the meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

Please note that brokers may not vote on the election of directors in the absence of specific client instruction. Those who hold shares in a brokerage account are encouraged to provide voting instructions to their broker.

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with the Company presently held, the period during which each person has served as a director, any additional directorships with public companies, and the key characteristics of each member that are critical to effective board membership.

Name	Age	Positions and Offices Held and Term as a Director	Other Directorships of Public Companies
Bradford B. Baker	54	Chairman of the Board since January 2012; Director since January 2008	None

Key Qualifications: The Board recognizes that Mr. Baker, as past chief executive officer of a public company, has extensive experience as a senior executive with emphasis in management, operations and finance. His financial expertise and extensive not-for-profit board experience qualifies him as our “audit committee financial expert.” Prior to 2003, Mr. Baker served three public companies as a director and as chairman of both Audit and Compensation Committees. He received a presidential appointment, and through his work at the White House, he developed an extensive understanding of government processes and international relations. Mr. Baker’s executive leadership roles, board experience, extensive board continuing education participation, and government background provide the Board with insight into leading board practices, up-to-date emerging issues of public companies which well-qualifies him as the Chairman of the Board.

Max H. Cohen	48	Director since March 2011	None

Key Qualifications: The Board recognizes Mr. Cohen as an innovative business leader with over 20 years of experience as an entrepreneur. He brings a wide range of multi-sector experience, executive management skills, organization development, international relations and corporate strategy to the Board. His abilities to develop, manage and grow diverse companies provide an entrepreneurial insight and skill set to the Board.

Mark D. Gordon	54	President and Chief Operating Officer; Director since January 2008	None

Key Qualifications: The Board recognizes that Mr. Gordon’s innovative entrepreneurship and strategic planning skills gained in former CEO and president positions provide cutting-edge solutions to drive business growth and turn visionary strategies into success. He is experienced in trouble shooting with the talent to develop creative solutions to business challenges including funding and investor relations and is skilled in communications forging lasting alliances across industry and organizational levels. His management, strategic planning, business development and investor communications activities allow him to understand the complexities of our business and bring a unique direction to the Board’s strategic discussions.

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Name	Age	Positions and Offices Held and Term as a Director	Other Directorships of Public Companies
Mark B. Justh	49	Director since July, 2013	None

Key Qualifications: The Board recognizes that Mr. Justh has expertise and extensive experience in the investment banking industry. He has managed equities flow and derivatives distribution businesses in both the United States and Asia for J.P. Morgan and worked extensively with the largest global institutional investors and hedge funds. He has significant experience is both primary and secondary equities issuance for both domestic and international corporations. The Board recognizes that Mr. Justh has expertise and extensive experience in the investment banking industry. His extensive background, both domestic and international, allow him to bring a unique perspective to the Board’s strategic and financial discussions.

David J. Saul	74	Director since October 2001	None

Key Qualifications: The Board recognizes that Dr. Saul’s distinguished career as Bermuda’s Premier and Minister of Finance brings to the Board and the Company valuable and extensive international board and leadership experience. His past senior posts with Fidelity Investments and his ongoing director involvement with Fidelity’s main international board contribute a wealth of knowledge and insight regarding government, politics, business, investments, strategy and finance. The Board of Directors and management benefit from the knowledge and experience acquired by Dr. Saul during his long and successful business career.

Jon D. Sawyer	68	Director since November 2009	None

Key Qualifications: The Board recognizes that Mr. Sawyer’s expertise in securities law, including past experience with the Securities and Exchange Commission, and extensive knowledge of the management of public companies on various issues such as financing, corporate governance, disclosure issues, executive compensation reporting, and mergers and acquisitions, provide the Board valuable insights regarding governance, government processes and law. His background and knowledge are valuable assets to the Board and the Company that give him further insight into chairing the Compensation Committee.

Gregory P. Stemm	56	Chief Executive Officer; Director since May 1994	None
Key Qualifications: The Board recognizes that Mr. Stemm has extensive leadership and management experience as Chief Executive Officer as well as from his past positions in the Company and on the Board. This experience has provided him with an in-depth knowledge of the Company’s business, operations, strategy and management team, as well as his historical perspective on the Company’s business. Distinguished as a pioneer in deep-ocean exploration with extensive experience in all phases of exploration and recovery, he plays an important role in the development of tools and technology as well as setting private sector standards for underwater resource management. He is a published author of many papers and articles on shipwrecks and underwater exploration and is connected to the discovery of hundreds of shipwrecks throughout the world. In addition, his vast experience with international communities and governments relating to issues and opportunities facing our Company are important in the management and planning of the Company’s projects worldwide. Mr. Stemm brings an extraordinary depth of knowledge and a distinctive expertise to the Board of Directors.

There are no family relationships between any of the directors or the executive officers of the Company.

THE ELECTION OF DIRECTORS IS A NON-ROUTINE MATTER, SO YOUR BROKER MAY NOT VOTE

YOUR SHARES ON THIS PROPOSAL WITHOUT RECEIVING INSTRUCTIONS FROM YOU.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

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DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth biographical information as to the business experience of each executive officer and director of the Company for at least the last five years.

Bradford B. Baker re-joined the Company’s Board of Directors in January 2008. Mr. Baker has served as the Chairman of the Board since January 2012 and Chairman of the Audit Committee from 2009 to the present. He also serves on the Governance Committee and Compensation Committee. He formerly served as the Chairman of both the Compensation Committee and the Governance and Nominating Committee in 2009. He previously served on our Board of Directors from February 1997 to December 2000. Mr. Baker currently serves as Chief Executive Officer of Nexus Biometrics, Inc., a leading fingerprint biometric company he founded in 2004. He is also President of Bramar Developers, Inc., a real estate development company that he founded in 1998. He was appointed a White House Fellow by President Ronald Reagan in 1988, was past Executive Secretary of the Resolution Trust Corporation Oversight Board (“RTC”), and served as Executive Director of the Florida Housing Finance Corporation. He previously held senior executive positions with Comcast Cable and Sterling Financial, Inc., and served as a Director and as Chairman of the Audit Committee of Dobi Medical International, Inc. from 2003 through 2007. He holds a B.S. degree in Business Administration from Nova University.

Max H. Cohen joined the Board of Directors in March 2011 and was named Chairman of the Governance & Nominating Committee in June 2011. An entrepreneur, Mr. Cohen founded and has been Managing Director of AceMax Capital Enterprises LLC since 1996. Since 1992 he has founded, operated, built and sold companies across several industries including web-based technologies, online financial services, product development, wine production, apparel and merchandise, automotive manufacturing, international distribution and real estate development. Mr. Cohen has served as past President of Entrepreneur’s Organization Arizona Chapter and a former member of the International Board of Directors. He was also an original member of the Ewing Marion Kauffman Foundation Advisory Committee, and he sits on other charitable organization committees, as well, including Arizona Walk Now for Autism Speaks. He is a member of Young Presidents’ Organization (YPO) and serves on the Scottsdale Chapter Board. Mr. Cohen is a graduate of the University of Alberta, Canada.

Mark D. Gordon has served as our President and Chief Operating Officer since October 2007 and as a Director since January 2008. He was named Executive Vice President of Sales in January 2007, in which capacity he was responsible for the Attraction, Business Development and Retail Merchandising operations for the Company. He joined the Company in June 2005 as Director of Business Development. Prior to joining Odyssey, Mr. Gordon started, owned, and managed four different entrepreneurial ventures from 1987 to 2003, including Synergy Networks, which he founded in 1993 and served as Chief Executive Officer until September 2003, when the company was sold to the Rockefeller Group. He continued to serve as President of Rockefeller Group Technology Services Mid Atlantic (RGTSMA), a member of Rockefeller Group International, until December 2004. Mr. Gordon received a B.S. degree in Business Administration in 1982 and an MBA degree in 1983 from the American University. As a shipwreck diver with the National Diving Center in Washington, D.C., he has conducted hundreds of dives and explorations on shipwrecks and was the first person to discover and dive on the wreck of the S.S. Proteus, a ship that had been missing since the early 1900s.

Mark B. Justh joined Odyssey’s Board in July 2013. Mr. Justh served as Managing Director at J.P. Morgan, Hong Kong, for over ten years. Prior to that, Mr. Justh was a Partner at HPJ Media Ventures/DeNovo Capital from 2000 to 2002, where he managed a $25 million fund that made private investments in media properties. From 1994 to 2000 he was a Vice President at Goldman Sachs International responsible for Institutional Equity Sales coverage of Switzerland and France for the US equity product. Mr. Justh earned his Bachelor’s degree from Princeton University, his Master’s degree from New York University and his MBA from INSEAD (Fontainebleau, France). Mr. Justh was also Honorably Discharged from the U.S. Army Reserve as a First Lieutenant in the Medical Service Corps.

Dr. David J. Saul, who is retired, has served as a member of the Company’s Board of Directors since October 2001. Dr. Saul was Bermuda’s Minister of Finance from 1989 to 1995 and Premier of Bermuda from 1995 to 1997. In addition to his public service background, Dr. Saul held two senior posts with Fidelity Investments, from 1984 through 1995, as the President of Fidelity Bermuda and Executive Vice President of Fidelity International. He retired from the firm in 1999 but remains a Director of Fidelity’s main international Board, and a Director of

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approximately 40 other Fidelity companies around the world - including the U.K., Bermuda, Jersey, Tokyo, Hong Kong, Cayman Islands, Luxembourg and Taiwan. Dr. Saul’s professional activities include two stints as a Director of the Bermuda Monetary Authority (Bermuda’s Central Bank), and until 2010 as a Director of Lombard Odier Darier Trust Ltd. (Bermuda), a subsidiary of the Swiss Bank, and until 2010 as a Director of the London Steam Ship Owners’ Mutual Insurance Association (Bermuda) Ltd., at which time he retired from these two boards. A keen oceanographer with a passion for shipwrecks and the sea, he was a founding Trustee of the Bermuda Underwater Exploration Institute and a founding Director of the Professional Shipwreck Explorers Association.

Jon D. Sawyer joined the Board of Directors in November 2009 and has served as chairman of the Governance and Nominating Committee from November 2009 until June 2011 and the Compensation Committee since March 2011. Mr. Sawyer opened his own securities law firm in 2014 in Denver, Colorado. Prior to that he was a practicing securities attorney with the firm of Jin, Schauer & Saad, LLC in Denver, Colorado, where he worked since March 2009. He started his securities law career working for the Denver Regional Office of the Securities and Exchange Commission as a trial attorney for three years from 1976 to 1979. He worked the next 27 years practicing securities law in private practice, and during this time he served as securities counsel for Odyssey from 1997 to 2006. He was a partner with the Denver law firm of Krys Boyle, P.C. from November 1996 until June 2007. From June 2007 until March 2009 he was a co-owner and worked full time in various capacities including President and general counsel for Professional Recovery Systems, LLC, a privately held financial services firm engaged in the business of purchasing, selling and collecting portfolios of consumer charged-off debt.

Gregory P. Stemm has served as Chief Executive Officer since January 2008 and served as Chairman from 2008 to 2010. In his present capacity, Mr. Stemm is responsible for strategic planning and general execution of our business plan. He previously served as Co-Chairman from 2006 to 2008 and as a Director and Executive Vice President since May 1994. During that time he was responsible for research and operations on all shipwreck projects. Mr. Stemm has extensive experience in managing shipwreck exploration operations since entering the field in 1986, including deep-ocean search and robotic archaeological excavation on a number of projects. A panelist at the 1998 Law of the Sea Institute, Mr. Stemm was appointed for four consecutive terms to the United States delegation to the United Nations Educational, Scientific and Cultural Organization (UNESCO) expert meeting to negotiate the “Draft Convention for the Protection of Underwater Cultural Heritage.” He was selected as a Fellow of the Explorers Club, and was the founder and past-president of the Professional Shipwreck Explorers Association (ProSEA). Mr. Stemm served as a founding director (1986-93) and international president (1992-93) of YEO (Young Entrepreneurs Organization) and was also a founding member of the World Entrepreneurs Organization, where he served on the International Board of Directors (1997-98).

Laura L. Barton (age 52) was appointed as Executive Vice President and Director of Communications in June 2012 and formerly served as Vice President of Communications from November 2007 to June 2012. Ms. Barton directs marketing and corporate communications activities and media content development for the Company. Previously, Ms. Barton served as Director of Corporate Communications and Marketing for Odyssey since July 2003. From June 1994 to July 2003, she was President of LLB Communications, a marketing and communications consulting company that served a variety of broadcast networks, stations and distributors and Odyssey. Prior to founding LLB Communications, Ms. Barton served in various marketing, promotions, publicity and creative services positions in local and network television since 1983. Ms. Barton received a B.A. degree in Mass Communication from the University of South Florida.

Philip S. Devine (age 47) was appointed Chief Financial Officer in September 2013 and formerly served as CFO of various publicly listed companies with operations in Europe and the United States. Most recently, he worked as a financial consultant via Decofi sprl (2010-2013), and as the CFO of two biotechnology companies, MDxHealth SA (NYSE Euronext: MDXH) from 2003-2012, and Tibotec-Virco N.V. (sold to Johnson & Johnson) from 2001-2002. Earlier in his career, he worked primarily as a strategy consultant at McKinsey & Company (1994-2000) and as an auditor/CPA at Deloitte & Touche (1988-1992). Mr. Devine obtained his MBA degree at INSEAD (France), his CPA license in Massachusetts, his MSA degree at Bentley College, and his BA degree at Dartmouth College. Mr. Devine is a U.S. citizen who was born in Brazil and who has worked and lived in the United States, Europe, and Latin America. He is fluent in English, French, and Portuguese.

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Melinda J. MacConnel (age 49) was appointed as Executive Vice President, General Counsel and Secretary in June 2012 and formerly served as Vice President and General Counsel from 2008 to June 2012. She joined Odyssey in March 2006 as a Legal Consultant and became Odyssey’s General Counsel in January 2007. Prior to joining the Company, Ms. MacConnel practiced law as a Litigation Consultant, providing counsel to attorneys in all areas of law. She has also served as a professor of legal research and writing and has worked as a congressional assistant for the United States House of Representatives, in Washington, D.C. Since joining Odyssey, Ms. MacConnel has been successful in negotiating several key agreements and contracts for the Company, as well as overseeing all admiralty proceedings and managing a team of international legal consultants. Ms. MacConnel graduated cum laude from St. Mary’s College, Notre Dame, in 1986 with bachelor’s degrees in International Government, French and Theology. In 1990, Ms. MacConnel received her J.D. degree from the University of Florida College of Law. She is a member of the Florida Bar and the Hillsborough County Bar Association, and is admitted to practice before the United States District Court for the Middle District of Florida and the United States Supreme Court.

Jay A. Nudi (age 50) has served as Treasurer since June 2010 and Principal Accounting Officer of the Company since January 2006. Mr. Nudi has been with the Company since May 2005 as Corporate Controller and has over 20 years of accounting and management experience. Mr. Nudi is a certified public accountant. Prior to joining the Company, Mr. Nudi served as Controller for The Axis Group in Atlanta where he began in 2003. The Axis Group provides logistic solutions and services to the automotive industry. From 2001 to 2003, he served as a consultant to various companies on specific value-added tasks. From 2000 to 2001, Mr. Nudi was Director of Financial Reporting for OneSource, Inc., a leading provider of facilities management. From 1997 to 2000, he served as Corporate Controller for Acsys, Inc., a national recruiting firm that was publicly held until it was acquired in 2000. Mr. Nudi received a B.S. degree in Accounting from Pennsylvania State University in 1985.

CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to, among others, its principal executive, financial and accounting officers, and other persons, if any, performing similar functions. Our Code of Ethics can be obtained from the Company, without charge, by written request to the Chief Financial Officer at the Company’s address and is posted on the Company’s Internet web site (http://odysseymarine.com).

CORPORATE GOVERNANCE

Board of Directors and Executive Officers

The Board of Directors held nine scheduled meetings and four executive sessions of independent directors during the fiscal year ended December 31, 2013. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors, its committees and its private sessions during the time each such Director was a member of the Board or of any committee of the Board.

Directors standing for election are expected to attend the Annual Meeting of Stockholders. All of the six directors standing for election at the 2013 Annual Meeting of Stockholders attended the meeting.

Executive officers are chosen by the Board of Directors to hold office until the next annual meeting of stockholders of the Company, which will be held June 4, 2014. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company. No event occurred during the past ten years which is material to an evaluation of the ability or integrity of any director or person nominated to be director or executive officer of the Company.

Board Leadership Structure

Chairman/Chief Executive Officer

Our Board does not have a policy regarding whether the roles of Chairman and Chief Executive Officer should be separate because our Board believes it is in the best interests of our Company to retain the flexibility to have a separate Chairman and Chief Executive Officer or, if circumstances dictate, to combine the roles of Chairman and Chief Executive Officer.

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Our current leadership structure is comprised of an independent director serving as Chairman of the Board (Bradford Baker), a Company employee serving as Chief Executive Officer (Greg Stemm) and strong, active independent directors serving on our Board committees. We believe that this structure is appropriate for the Company because it allows one person, our CEO, to concentrate on the day-to-day operations of the Company and to speak for and lead the Company, while providing for effective oversight by an independent Chairman and Board. The Chairman is responsible for the strategic operations of the Board and sets the agenda for and presides over Board meetings. For a company like Odyssey that is focused worldwide on deep-ocean shipwreck exploration, archaeological recovery operations, as well as subsea mineral exploration, we believe our CEO is in the best position to lead our management team and to respond to the current pressures and needs of a company at the stage of growth and development of Odyssey. Our Chairman, on the other hand, is in the best position to focus the Board’s attention on the broader issues of corporate governance. We believe that splitting the roles of Chairman and CEO minimizes any potential conflicts that may result from combining the roles of CEO and Chairman, and maximizes the effectiveness of our management and governance processes to the benefit of our stockholders.

Executive Sessions

Our independent directors of the Board of Directors meet regularly in executive session without employee-directors or other executive officers present. The Chairman of the Board presides at these meetings. In 2013, the independent directors met four times.

Board Diversity

The Company understands and appreciates that a Board of Directors consisting of individuals with diverse profiles, experiences, skills, and attributes contributes positively to corporate governance and enhancing stockholder value. While the Company has no express diversity policy in the identification of nominees for director, this is implicit in the Charter and Guidelines of the Governance and Nominating Committee.

Service on Other Boards of Directors

Our Board of Directors believes that each director of the Company should be allowed to sit on the board of not more than two, publicly traded for-profit companies without the prior approval of the Board of Directors. It is the position of the Board that approval of a director to sit on more than two boards simultaneously while sitting on Odyssey’s Board will be limited to special circumstances, provided that the arrangement will not interfere with the director carrying out the duties to the Board of the Company. None of our Directors currently sit on the board of more than two publicly traded companies.

Independence of Board Committee Members

The Company has five directors, Bradford B. Baker, Max H. Cohen, Mark B. Justh, David J. Saul and Jon D. Sawyer, who are independent directors as defined in Section 5605 of the listing standards of the NASDAQ Stock Market. The Board of Directors affirmatively determined on March 6, 2014, that each of the five independent directors continues to meet the standards for independence established by NASDAQ.

Risk Oversight

Risk assessment and oversight is a key function of the Company’s Board of Directors. In plenary meetings of the Board, risk assessment and oversight issues are a frequent issue of discussion and action. Because of its significance, the task of risk assessment and oversight is operationally shared by the Audit Committee and Governance and Nominating Committee. Because of the small size of the Company’s Board and its current operating practices, there is no separate Board committee for compliance or risk oversight.

In 2013, we continued our risk management efforts to evaluate risk areas in terms of their likelihood of occurrence and the potential impact on the organization. There were no significant changes in our risk assessment for 2013, and we concluded that the Company’s incentive compensation plans are not structured toward performance activities which would encourage risk-oriented activities by officers and key employees.

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Annual Board Self-Assessments

In the best interests of the Company and its stockholders, the Board of Directors performs an annual assessment. Each Director, the Board function itself, and its committees are reviewed and assessed. The 2013 self-evaluation was completed in January 2014. The assessment results were positive and helpful in evaluating the overall effectiveness of the Board, the role and contribution to the function of the Board by each Director, and any potential for improvement. The Evaluation strongly suggests that all Directors have the necessary knowledge and expertise to serve competently and have contributed to the success of the Board. The assessment indicated the Board and its committees function with a high level of competence and dedication and there were no performance issues raised with respect to individual Directors or Committees.

Amendment to Insider Trading Policy

On June 6, 2013, considering Institutional Shareholder Services’ updated policy and mandated rulemaking under the Dodd-Frank Act, our directors adopted amendments to our Insider Trading Policy to prohibit our executive officers from engaging in hedging our Company stock or holding Company securities in margin accounts. The policy also discourages pledging of the Company stock and requires that pledging of Company stock be approved in advance by the Compensation Committee on a case by case basis.

Director Stock Ownership Policy

On October 8, 2013, the directors adopted a Director Stock Ownership Policy to ensure that the ongoing interest of our directors is in alignment with those of our stockholders. The policy requires each director, within five years of the applicable date, to hold an amount of our common stock valued at four times the amount of the annual retainer for the year the policy first applies to them.

Clawback Policy

On October 8, 2013, the directors adopted a Clawback Policy that applies to performance-based compensation linked to our reported financial results. Under this policy, in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, we may, in the discretion of the Compensation Committee, seek to recover from any executive officer who received cash-based or equity-based incentive compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement, the amount by which such person’s cash-based or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Committees of the Board

The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and the Governance and Nominating Committee. The table below provides current membership for each of these committees.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Bradford B. Baker (*) (I)	X (C)	X	X
Max H. Cohen (I)	X	X	X (C)
David J. Saul (I)	X	X	X
Jon D. Sawyer (I)	X	X (C)	X
Mark B. Justh (I)	X	X	X
Number of meetings in 2013	9	4	4

Indicates:	(C) Chairperson	(I) Independent Director	(X) Member	(*) Audit Committee Financial Expert

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Governance and Nominating Committee

The Company initially established a Governance Committee in May 2004. The Governance and Nominating Committee Charter and Guidelines, which were last amended June 2012, was reviewed March 14, 2014, by the Governance and Nominating Committee. The review resulted in no changes to the Committee Charter as any new regulations and risk analysis best practices were covered in the 2012 amended charter. A copy of the Governance and Nominating Committee Charter and Guidelines is available on our web site at (http://odysseymarine.com).

The Governance and Nominating Committee presently consists of Max H. Cohen, Chairman, Bradford B. Baker, Mark B. Justh, David J. Saul and Jon D. Sawyer. The purpose of the committee is to provide assistance to the Board of Directors in fulfilling its responsibility with respect to oversight of the appropriate and effective governance of the Company including (i) identification and recommendation of qualified candidates for election to its Board of Directors and its committees; (ii) development and recommendation of appropriate corporate governance guidelines for the Company; (iii) recommendation of appropriate policies and procedures to ensure the effective functioning of the Board of Directors; (iv) recommendations regarding the appointment of corporate officers and the adoption of appropriate processes to ensure management succession and development plans for the principal officers of the Company and its key subsidiaries; and (v) recommendations regarding proposals submitted by stockholders of the Company. During the fiscal year ended December 31, 2013, the committee held four meetings.

The nomination process for incumbent members of the Board consists of an annual review by the committee in which the committee reviews each member’s (i) ability and willingness to continue service on the Board; (ii) past performance as a member of the Board; and (iii) continued Board eligibility and independence. In the event that a director vacancy arises, the committee shall seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the stockholders’ annual meeting. A director nominee shall meet the director qualifications as determined by the Board from time to time, including that the director nominee possesses personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s stockholders. The committee uses a Director Nomination Form and Corporate Director Questionnaire to assess the background and qualification of prospective candidates.

A candidate may be nominated for appointment or election to the Board by the committee or by a stockholder who has continuously held for at least one year by the date it submits the proposal at least $2,000 market value or one percent, whichever is less, of the company’s shares. Stockholders who wish to recommend persons to the committee for the 2015 Annual Meeting of Stockholders should submit a letter addressed to the Chairman of the Governance and Nominating Committee no later than December 19, 2014, that sets forth the name, age, and address of the person recommended for nomination; the principal occupation or employment of the person recommended for nomination; a statement that the person is willing to be nominated and will serve if elected; and a statement as to why the stockholder believes that the person should be considered for nomination for election to the Board of Directors and how the person meets the criteria to be considered by the committee described above.

In addition to fulfilling its responsibility with respect to oversight of the appropriate and effective governance of the Company, the committee also participated with management in a Risk Assessment project to assess major risk areas of our business, and to formulate response guidelines in the event of a crisis.

Audit Committee

The Audit Committee presently consists of Bradford B. Baker, Chairman, Max H. Cohen, Mark B. Justh, David J. Saul and Jon D. Sawyer, who are independent directors (as defined in Section 5605 of the listing standards of the NASDAQ Stock Market and also meet the independence standards of SEC Rule 10a-3(b)(1)). Mr. Baker serves as the Audit Committee Financial Expert. The Audit Committee assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls. It also facilitates open communication between the Audit Committee, the Board of Directors, Odyssey’s independent registered public accounting firm and management. The Audit Committee is responsible for reviewing the audit process and evaluating and retaining the independent registered public accounting firm. The independent registered public

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accounting firm meets with the Audit Committee to review and discuss various matters pertaining to the audit, Odyssey’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by Odyssey. The Audit Committee is charged with the treatment of complaints for the confidential, anonymous submission by employees of Odyssey of concerns regarding questionable accounting or auditing matters. The Audit Committee has a written charter outlining its duties, responsibilities and practices it follows. The charter was amended in 2005 and 2011 and the audit committee responsibilities checklist, which forms a part of the charter, was updated in 2012 to address new regulations and risk analysis best practices. Both the charter and the responsibilities checklist were reviewed in March 2014 with no additional amendments necessary. A copy of the charter and responsibilities checklist is available on the Company’s web site at (http://odysseymarine.com). During the fiscal year ended December 31, 2013, the Audit Committee held nine meetings: four private executive meetings with the independent registered public accounting firm without management, four regular Audit Committee meetings in which all aspects of its oversight role were discussed and one executive session of independent directors. The report of the Audit Committee is included in this Proxy Statement.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Baker is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, by virtue of the fact that, among other things, he was past Audit Committee Chair for Dobi Medical International, Inc., past Chief Executive Officer of a public company, authored a general ledger accounting software package, past Executive Secretary of the Resolution Trust Corporation Oversight Board (“RTC”) and attended numerous audit-related training seminars, and in that capacity has acquired the relevant experience and expertise and has the attributes set forth in the applicable rules in order to constitute him as an audit committee financial expert.

Compensation Committee

The Company has a standing Compensation Committee of the Board of Directors. The Compensation Committee presently consists of Jon D. Sawyer, Chairman, Bradford B. Baker, Max H. Cohen, Mark B. Justh and David J. Saul, who are independent directors (as defined in Section 5605 of the listing standards of the NASDAQ Stock Market). The Board amended and modified the written charter to comply with the new listing standards by NASDAQ that require the independence of Compensation Committee’s members, consultants and advisers. On March 6, 2014, the Board of Directors adopted the amended and modified written charter for the Compensation Committee, a copy of which is available on the Company’s web site at (http://odysseymarine.com). The Compensation Committee reviews and recommends to the Board compensation plans, policies and benefit programs for employees including stock options, distribution of stock in any form, incentive awards and termination agreements. The Committee reviews the compensation arrangements for our executive officers and directors and makes recommendations to the Board of Directors. During the fiscal year ended December 31, 2013, this Committee held four meetings. The Compensation Committee’s report on 2014 executive compensation is included in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

There were no interlocks or other relationships among our executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

Stockholder Communications with the Board of Directors

Stockholders wishing to contact the Board of Directors or specified members or committees of the Board should send correspondence to the Corporate Secretary, Odyssey Marine Exploration, Inc., 5215 West Laurel Street, Tampa, Florida 33607. All communications so received from stockholders of the Company will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by the stockholder. A stockholder who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. All stockholders are also encouraged to communicate directly with both executive officers and directors regarding issues affecting the Company at the Annual Meeting of Stockholders.

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Report of the Audit Committee

The Audit Committee consists of the five independent members of the Board of Directors, Messrs. Bradford Baker, David Saul, John Sawyer, Max Cohen and Mark Justh. The Audit Committee annually reviews the NASDAQ Rule 5605 listing standards for director independence, Rule 10A-3(b)(1), SEC guidelines, and requirements that apply to directors serving on audit committees, and has determined that each member of the Audit Committee meets the standards for independence. The Audit Committee is required to include at least one financial expert; Mr. Baker has been certified as the Committee’s financial expert.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight of the quality and integrity of accounting, auditing and reporting. The role of the Audit Committee includes appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm, approving and review of fees of the independent registered public accounting firm, evaluating the accounting policies and internal controls, review of Foreign Corrupt Practices Act and UK Bribery Act compliance, review of significant financial transactions, and compliance review with significant applicable legal, ethical and regulatory requirements. Although the full Board of Odyssey has the ultimate authority for effective corporate governance, including the oversight of corporate management, the Audit Committee’s role also includes inquiring about significant risks, reviewing risk management, and assessing the steps management has taken to mitigate or control these risks.

Management is considered responsible for the preparation, presentation and integrity of Odyssey’s consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Odyssey’s system of internal controls. The Audit Committee, in fulfilling its oversight responsibilities, reviewed with management and the independent registered public accounting firm the audited financial statements and the footnotes thereto in the Company’s quarterly reports on Form 10-Q and the annual report on Form 10-K for the fiscal year ended December 31, 2013. The Committee discussed with management and the outside auditors, qualitative aspects of financial reporting in the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements to the stockholders.

The Company’s outside independent registered public accounting firm, Ferlita, Walsh, Gonzalez & Rodriguez, P.A., is responsible for performing an independent audit of Odyssey’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles accepted in the United States (GAAP). The Audit Committee reviewed and discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent registered public accounting firm under Statement on Auditing Standards 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent registered public accounting firm has expressed the opinion that the Company’s audited financial statements conform, in all material respects, to accounting principles generally accepted in the United States. The independent registered public accounting firm has full and free access to the Audit Committee.

The Audit Committee recognizes the importance of maintaining the independence of Odyssey’s independent registered public accounting firm. The Company bans its auditors from performing non-financial consulting services, such as information technology consulting or internal audit services. The Audit Committee Chairman discussed with the Company’s independent registered public accounting firm their independence from management and the Company, and received from them the written disclosures and the letter concerning the independent registered public accounting firm’s independence required by PCAOB Rule 3526 and the federal securities laws administered by the Securities and Exchange Commission.

During the fiscal year ended December 31, 2013, the Audit Committee fulfilled its duties and responsibilities as outlined in its Charter. The Audit Committee held a total of nine meetings: four private executive meetings with the independent registered public accounting firm without management, four regular Audit Committee meetings in which all aspects of its oversight role were discussed and one executive session of independent directors. The Audit Committee discussed with the Company’s independent registered public

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accounting firm the overall scope and plan of the audit. The Audit Committee met with the independent registered public accounting firm to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Committee takes seriously its role as corporate watchdog. The Audit Committee has a formal policy to receive complaints from employees regarding internal controls or financial reporting matters. This Whistleblower process is communicated to both employees and consultants and is monitored by the Audit Committee. The Audit Committee has spent considerable time reviewing and monitoring controls regarding the Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act 2010.

The Audit Committee has a written charter outlining its duties, responsibilities and practices it follows. The charter was amended in 2005 and 2011 and the audit committee responsibilities checklist, which forms a part of the charter, was updated in 2012 to address new regulations and risk analysis best practices. Both the charter and the responsibilities checklist were reviewed in March 2014 with no additional amendments necessary. A copy of the charter and checklist is available on the Company’s web site at (http://odysseymarine.com).

The members of our Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting or legal counsel, as it determines appropriate, apart from counsel or advisers hired by management in order to assist in its performance and duties.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board and the Board has approved that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission. The Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Odyssey’s independent registered public accounting firm. The Audit Committee also selected Ferlita, Walsh, Gonzalez & Rodriguez, P.A., to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2014, and is presenting the selection to the stockholders for ratification. The Audit Committee and Board of Directors are recommending that stockholders ratify this selection at the Annual Meeting.

Members of the Audit Committee

Bradford B. Baker, Chairman	David J. Saul
Max H. Cohen	Jon D. Sawyer
Mark B. Justh

The report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. Based upon our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Bradford B. Baker	David J. Saul
Max H. Cohen	Jon D. Sawyer, Chairman
Mark B. Justh

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2013 Highlights and 2014 Outlook

During 2013, the Odyssey team surpassed the achievements of 2012. In 2013, approximately 61 tons of silver were recovered from the Gairsoppa shipwreck as compared to approximately 48 tons the year before. The 2013 recovery was accomplished in less time and at a lower cost than in 2012. Despite a drop in silver bullion prices in 2013, we were able to generate over $35 million of cash proceeds from the silver recovered in 2013. In 2013, we also continued to expand our seabed mineral exploration business. We performed multiple offshore mineral exploration missions to provide hundreds of samples for extensive independent laboratory tests during the course of the year. As a result of our activities, we generated $27.5 million of cash inflows for Odyssey by selling a 24% equity stake in one of our mineral exploration companies. Furthermore, we improved our deep-sea exploration capabilities by developing and testing our newly configured 6000-meter depth ROV and by developing and installing a specialized deep-sea exploration drill. We are fortunate to have a world-class team of deep-ocean experts who contribute to our mission, and a dedicated onshore team to support operations. For 2014, we intend to perform new shipwreck recoveries and undertake new mineral exploration activities to benefit Odyssey and our stockholders.

Executive Summary

The Compensation Committee believes that executive compensation should be linked with the Company’s performance and aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

One of the Committee’s goals is to focus management on the Company’s long-term performance. The Committee believes that long-term equity awards are effective tools for aligning management and stockholder interests in order to increase overall stockholder value. In addition, the named executive officers are often asked to implement long-term initiatives for the Company that, by definition, take more than one fiscal year to accomplish. Stability and continuity among the named executive officers aid the Company in its implementation of such long-term initiatives. However, a portion of the named executive officers’ annual compensation is also linked to the short-term success of the Company in order to motivate executives to achieve Company objectives and to attract and retain talented executives.

Oversight of Executive Compensation Plan

The Compensation Committee of our Board of Directors oversees our executive compensation program. This includes compensation paid to our Chief Executive Officer (CEO) and all other officers named in the Summary Compensation Table. Our Compensation Committee is made up of independent, non-management members of our Board of Directors. The Compensation Committee is responsible for reviewing, assessing and initially approving all elements of compensation for our named executive officers. Compensation recommendations from the Compensation Committee are submitted to the full Board of Directors for approval.

Throughout this proxy statement, the individuals who served as the Company’s CEO and Chief Financial Officer (CFO) during 2013, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers” or “NEOs.” The Company has not entered into employment agreements with any of the named executive officers.

Role of the Executive Officers in Compensation Decisions

The CEO assesses the performance of the NEOs. He then recommends to the Compensation Committee a base salary, performance-based incentives and long-term equity awards at levels for each NEO that are included in the executive compensation plan, including himself, based upon that assessment. The CFO supports the CEO and the Compensation Committee in providing appropriate analyses, peer group reviews and coordination with any outside consultants which may be retained to review the executive compensation program.

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General Executive Compensation Philosophy

We have adopted a compensation program designed to attract, motivate and retain key executive employees, to drive business success and to create long-term stockholder value. We compensate our executive officers with base salary, annual incentive compensation and long-term incentive compensation planned to be competitive in the marketplace and to align our executive officers with the financial interest of our stockholders. We have designed our compensation program to balance short-term and long-term financial objectives, to encourage building stockholder value and to reward individual and company performance. We target base salary at levels to attract and retain qualified individuals, to encourage long-term commitments and to discourage turnover of key personnel. Annual incentive compensation is paid to reward executives for Company and personal achievement. The long-term incentive component of compensation is designed to encourage our executives to think like stockholders by taking a long-term interest in the financial success of the Company and to encourage retention through vesting provisions of long-term incentives. We also target annual incentive awards and long-term incentive awards to be a greater part of the compensation package. Since our Company is still operating at a loss, we take into account our ability to pay as a factor when determining base or incentive compensation that is to be paid in cash. The Compensation Committee considers the use of cash and the current financial conditions of the Company when approving cash-based compensation. In certain cases it may be necessary to pay annual incentive award compensation in equity depending upon the Company’s current situation. The 2013 annual incentive awards were paid in cash on February 14, 2014.

General Stock Option or Restricted Stock Award Philosophy

Stock options and/or restricted stock are awarded to strengthen the relationship between the long-term value of our stock and potential financial incentives to our executive officers. Stock options only become valuable if the recipient continues to be employed by us and if the value of our common stock rises to a level above the option exercise price established by the Compensation Committee on the grant date of the award. Stock options or restricted stock can vest based on time or time plus performance; however, we do not use stock market related targets in any stated performance criteria. While our Compensation Committee can set option prices as low as the fair market value on the date of grant, we have many times in the past awarded options at a premium over fair market value as an incentive to our executive officers to strive for long-term improvement in the financial condition of our Company.

When stock options and/or restricted stock are awarded to officers as part of our long-term incentive compensation plan, the awards are to be granted as close to January 1st of each year as is reasonably practical. The awards are made as early as practical in the year so that the time associated with any performance criteria is maximized. This practice avoids market timing of the grant of options around expected news releases. For 2013, awards were granted on January 3, 2013. For 2014, the awards were granted on January 3, 2014.

Setting Executive Compensation and Market Compensation Assessment

2013 Market Assessment

For benchmarking the 2013 executive compensation program, we used the same peer group of companies that we used for 2012, except for two companies that are no longer publicly listed companies. This peer group included 20 companies originally obtained in 2007 from the Bloomberg database of AMEX and NASDAQ companies with $125 - $175 million in market capitalization and under $10 million in revenue. We previously evaluated another peer group which had market capitalization between $150 - $300 million for the biomedical industry and under $10 million of revenues. However, we decided to maintain consistency by using the original peer group data, even though the results for the alternative peer group had higher annual base salary. During 2009, we acquired access to the Equilar executive compensation database which provides benchmarking and tracking for executive compensation, equity grants and award policies and compensation practices. Equilar products and custom research services enable us to accurately compare pay packages across our own peer group as well as thousands of public companies using SEC and exclusive survey data. Following is a list of the 20 companies that were in the peer group we used in determining our executive compensation for 2013:

2013 Peer Group

Altair Nanotechnologies Inc.	Hemispherx BioPharma Inc.
Aastrom Biosciences Inc.	Harbor BioSciences, Inc.
Arrowhead Research Corp.	General Moly, Inc.
AVI BioPharma Inc.	InSite Vision Inc.
Cytori Therapeutics Inc.	Interleukin Genetics Inc.
CytRx Corp.	Microvision Inc.
Depomed Inc.	Oxigene Inc.
Discovery Laboratories Inc.	Repros Therapeutics Inc.
Dune Energy Inc.	Telkonet Inc.
Emisphere Technologies Inc.	Threshold Pharmaceuticals Inc.

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The characteristics of the above peer group include market capitalization similar to ours and negative earnings per share. These characteristics are indicative of companies with long-term growth prospects and market value potential. It was our opinion that this peer group could continue to be utilized to benchmark executive compensation for Odyssey in 2013. Because of unique aspects of our business and objectives, benchmarking may not always be appropriate as a stand-alone tool for setting compensation. However, we generally believe that gathering this type of information and providing it to the Compensation Committee is an important part of our executive compensation decision-making process. While the peer group companies were utilized to benchmark base salaries, they were not used for other compensation elements such as annual and long-term incentives.

Components and Results of the 2013 Compensation Plan

Base salary

Base salary is intended to provide our executive officers with a level of assured cash compensation that is reasonably competitive in the marketplace. It is based on the individual’s qualifications and experience with the Company, past performance taking into account all relevant criteria, value to the Company, the Company’s ability to pay and relevant competitive market data. Because of our history of operating losses, we believe base salary cash compensation should be below the midpoint of the range (i.e., 50% salary range penetration) and annual performance-based incentives and long-term incentives should be at the higher end of the recommended ranges. The base salary ranges for the CEO and CFO were established based upon the competitive and benchmarking data from the peer group whereby the average peer group base salary is aligned to the midpoint of the executive officer salary range. These NEO positions were the most common throughout our peer group analysis. This does not mean that the NEO’s base salary will be in the midpoint range (as the following tables will illustrate), but the peer group analysis is used as a basis for establishing salary ranges or salary bands for each position.

Results for 2013. Compensation ranges were established to coincide with the results of the peer group compensation analysis for the CEO and CFO. Average base salary for the peer group companies was utilized in establishing the midpoint of the executive officer salary range. The executive compensation program for 2013 utilized a similar process as in prior years to determine target ranges for executive compensation. The analysis resulted in an increase to the midpoint of the salary range of 0.4% for the CEO and no change in the midpoint for the CFO.

Michael Holmes retired as CFO in 2013 and was succeeded on September 16, 2013, by Philip Devine. The tables below show the annual salary amounts for each of these individuals, even though the salaries were only paid based on a share or the approximate percent of the year they served in this position.

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The following identifies the 2013 and 2012 50th percentile (midpoint) of the salary range for each NEO as of March 2013:

Name	Position	Base Salary 50th Percentile 2013	Base Salary 50th Percentile 2012
Gregory P. Stemm	Chief Executive Officer	$465,000	$463,000
Mark D. Gordon	President and Chief Operating Officer	$315,000	$310,000
Michael J. Holmes	Chief Financial Officer - Retired	$285,000	$285,000
Philip S. Devine	Chief Financial Officer	$285,000	$285,000
Melinda J. MacConnel	EVP General Counsel & Secretary	$185,000	$175,000
Laura L. Barton	EVP Communications	$170,000	$167,000

Actual base salaries for the NEOs continued to remain well below the 50th percentile or midpoint of our peer group companies with base salary penetrations ranging from 30% to 40% of the base salary schedule of ranges as follows:

Name	Position	Base Salary March 2013	2013 Salary Range Penetration*
Gregory P. Stemm	Chief Executive Officer	$425,000	37%
Mark D. Gordon	President and Chief Operating Officer	$295,000	32%
Michael J. Holmes	Chief Financial Officer - Retired	$260,000	30%
Philip S. Devine	Chief Financial Officer	$260,000	30%
Melinda J. MacConnel	EVP General Counsel & Secretary	$165,000	25%
Laura L. Barton	EVP Communications	$157,000	27%

*	The salary range penetration represents where the NEO base salary is relative to the four quartiles with the midpoint representing the 50th percentile.

Annual Incentive Compensation and Targets

Annual incentive compensation is intended to provide a component of total cash compensation that represents an award for meeting corporate key objectives and achievement of individual strategic objectives. Annual incentive compensation is expressed as target amounts that can be earned as a percentage of base salary. The amount of these targets is based on the individual’s qualifications and experience with the Company, past performance of duties, value to the Company, and the Company’s ability to pay. For NEOs the annual incentive targets are weighted 75% toward the ability to meet key performance indicators of the Company and 25% toward attainment of individual strategic objectives. An executive’s individual strategic objectives are defined based upon the contribution such executive’s role and expertise can bring on achieving the Company’s overall strategic objectives. The individual strategic objectives are reviewed by the Compensation Committee.

Attainment of Company key performance indicators, which comprise 75% of the annual incentive awards for all NEOs are based upon three separate categories which include revenue, earnings per share and overall cash flow. Within each category several performance threshold targets were established whereby ranges of target incentives could be achieved as noted below. Target incentives for revenue ranged from 0% to 60%, while target incentives for earnings per share (EPS) and cash flow ranged from 0% to 40%. In order to achieve the upper range percentages of target incentives, significant stretch performance levels would need to be achieved. For example in 2013, to achieve 60% of target incentive, revenue would need to be greater than $30 million; to achieve 40% of target incentive, earnings per share would need to be positive or net cash flow and cash flow from operations would need to be greater than budget. While the sum of the various key performance indicator categories could reach 140%, the intent was that NEOs could achieve at or near target incentives by achieving stretch performance levels in only several categories or above average levels for all three categories.

2014 Proxy Statement	18

The following table illustrates the key performance indicators for 2013:

Revenue (up to 60%)
1) less than $10 million	0%
2) $10 - $20 million	1% -10%
3) $20 - $25 million	11% - 25%
4) $25 - $30 million	26% - 40%
5) greater than $30 million	41% - 60%

Cash Flow (CF) (up to 40%)
1) worse than $1.2 million net positive CF	0%
2) better than $1.2 million net positive CF	1% - 20%
3) better than -$15.4 million (operations only)	21% - 40%

EPS (up to 40%)
1) EPS worse than -$0.25 per share	0%
2) between -$0.25 EPS and -$.12 EPS	1% - 10%
3) better than -$.12 EPS	11% - 25%
4) positive EPS	25% - 40%

While it is intended that the Compensation Committee will follow the incentive award guidelines, the Committee has the discretion to increase or decrease the amounts based upon extenuating or unforeseen circumstances, or to deny annual incentive awards whether or not performance targets are achieved, as it deems appropriate. The attainment of individual strategic objectives is evaluated by the Compensation Committee. The overall annual incentive award is determined following a review of the performance of each NEO relative to the individual strategic objectives and the attainment of the Company’s key performance indicators. There is no maximum amount established and the incentive awards are at the discretion of the Compensation Committee. However, the Compensation Committee has consistently followed the annual incentive compensation results that are based upon the actual key performance indicators which are part of the executive compensation plan.

The Compensation Committee evaluates the Company’s performance with the assistance of the CFO and evaluates the individual performance for all officers based upon input provided by the NEOs and the CEO. Based upon review of these factors, the Compensation Committee is provided with recommendations and determines the annual incentive amounts.

Annual Incentive Award Payouts for 2013. The Board of Directors, as recommended by the Compensation Committee, decided officers would receive annual incentive compensation for 2013. For 2013, all NEOs qualified for 66.25% of the target award, which was comprised of 41.25% for achieving company key performance indicators and 25% for individual strategic objectives. The key performance criteria achieved in 2013 was overall revenue which was allotted a 25% performance weight because actual revenue was within the range of $20 - $25 million per category 2 under revenue performance indicators (actual $23.9 million, not including $1.2 million from the gain on silver fixed price swaps). Also, earnings per share (EPS) was allocated a 10% performance weight because actual EPS was within category 2 under EPS performance factors in the range of EPS -$0.25 to -$0.12 (actual -$0.13 per share loss). Cash Flow was allotted a 20% performance weight having scored within category 2 of the Cash Flow performance factors having far exceeded the budgeted net cash flow of $1.2 million (actual $21.1 million). The total of the performance factor weighting was 55%, but since it represented only 75% for the NEO’s, the overall target annual incentive percentage earned for Company performance criteria was 41.25%.

The following table identifies the target award as a percentage of base salary for each NEO in accordance with the executive compensation plan, the weighting between Company and individual performance, and the actual incentive award payout based upon the recommendation of the Compensation Committee. Mr. Philip Devine was appointed as Chief Financial Officer on September 16, 2013, with the same base salary and annual incentive program as the out-going Chief Financial Officer, Mr. Michael Holmes, who retired on the same date. Accordingly, 75% of annual incentive compensation for the Chief Financial Officer position as calculated from the 2013 targets was awarded to Mr. Holmes and 25% was awarded to Mr. Devine.

The annual incentive awards were paid in cash in February 2014.

2014 Proxy Statement	19

Name	Position	Target Award as % Salary	Company/ Individual Performance Weighting	Target Incentive Award Per Plan	2013 Actual Incentive Award Payout	Incentive Payout as % Base Salary

Gregory P. Stemm	Chief Executive Officer	70% - 100%	75%/25%	$340,000	$225,250	53%
Mark D. Gordon	President and Chief Operating Officer	60% - 80%	75%/25%	$206,000	$136,806	46%
Michael J. Holmes	Chief Financial Officer - Retired	60% - 80%	75%/25%	$182,000	$90,431	35%
Philip S. Devine	Chief Financial Officer	60% - 80%	75%/25%	$182,000	$30,144	12%
Melinda J. MacConnel	EVP General Counsel & Secretary	50% - 70%	75%/25%	$99,000	$65,588	40%
Laura L. Barton	EVP Communications	50% - 70%	75%/25%	$94,000	$62,408	40%

Long Term Incentive Targets and Awards

Long-Term Incentive Awards for 2013. Long-term incentive targets are intended to provide an equity component of total compensation in the form of stock options or restricted stock that vest based on time, performance or both. The value of these targets is set by the Compensation Committee based on the individual’s qualifications and experience with the Company, past performance of duties and value to the Company. Michael Holmes retired as CFO in 2013 and was succeeded on September 16, 2013, by Philip Devine. As the long-term incentives were awarded in January 2103, Mr. Holmes received the entire CFO position award for 2013. The Board of Directors, as recommended by the Compensation Committee on January 3, 2013, approved grants of stock options with five-year term and three-year service vesting, with an exercise price of $2.89 per share, and restricted stock awards with two-year service vesting, to the following NEOs:

Name	Position	2013 Long Term Incentive Awards
		Stock Options	Restricted Stock
Gregory P. Stemm	Chief Executive Officer	223,850	113,056
Mark D. Gordon	President and Chief Operating Officer	123,750	63,657
Michael J. Holmes	Chief Financial Officer - Retired	112,500	57,870
Philip S. Devine	Chief Financial Officer	0	0
Melinda J. MacConnel	EVP General Counsel & Secretary	54,250	28,704
Laura L. Barton	EVP Communications	52,500	27,778

The long-term incentive stock option awards are valued based upon the Black-Scholes valuation model on the date of grant. The restricted stock awards are valued based upon the stock price on the date of grant.

The following table includes the target long-term incentive award expressed as a percentage of base salary range and the actual long-term incentive awarded on January 3, 2013, as a percentage of base salary.

Name	Position	Target Long-Term Incentive Award as % of Base Salary	Actual Long-Term Incentive Award as a % of 2013 Base Salary
Gregory P. Stemm	Chief Executive Officer	125% - 150%	156%
Mark D. Gordon	President and Chief Operating Officer	100% - 125%	125%
Michael J. Holmes	Chief Financial Officer - Retired	100% - 125%	129%
Philip S. Devine	Chief Financial Officer	100% - 125%	0%
Melinda J. MacConnel	EVP General Counsel & Secretary	75% - 100%	100%
Laura L. Barton	EVP Communications	75% - 100%	101%

2014 Proxy Statement	20

Retirement Plans and All Other Compensation

We do not have any deferred compensation or retirement plan at this time. During 2013, we did not pay perquisites exceeding $10,000 in the aggregate to our Chief Executive Officer or other NEOs. Our officers participated in non-discriminatory life and health insurance plans as did all other employees.

The Role of the Stockholder Advisory Vote

At our annual meeting in 2011, our stockholders cast an advisory vote of 98% in favor of the compensation of our named executive officers and 90% in favor of the company holding an annual advisory vote on our executive officer compensation. In 2012 and 2013, our stockholders cast an advisory vote of 97.2% and 97.8%, respectively, in support of the compensation of our NEOs set forth in the CD&A, the summary compensation table and related compensation tables and narratives in last year’s proxy statement. Our Compensation Committee took the results of the favorable advisory vote of our stockholders into account as a factor in maintaining the current structure of our executive compensation program.

At our annual meeting in 2014, our stockholders will again be provided the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This vote is set forth in Proposal 2 in this proxy statement. Although this Say-on-Pay stockholder vote is non-binding, the Compensation Committee, as it did last year, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Summary of 2014 Executive Compensation Program

Because our 2011 and 2012 executive compensation plans received widespread support from our stockholders at our annual meetings in 2012 and 2013, we did not make any material changes to the 2014 executive compensation plan. The 2014 plan utilizes a similar process as in 2012 and 2013 to determine target ranges for executive compensation. However, we have updated the peer group of companies used to benchmark base salaries. The new peer group includes some of our previous peer group companies but now includes more mineral or energy exploration companies to reflect our growing activity in the area of seabed mineral exploration. Based on the peer group analysis, the NEOs could have been awarded salary increases for 2014; however, given the share price performance of the Company in recent months, the NEOs volunteered to have their salaries remain unchanged for 2014. While the Compensation Committee accepted the proposal of the NEOs concerning their salaries for 2014, the Committee also noted that the NEOs had achieved their 2013 targets and had generated very good results for the Company in 2013. The base salary for 2014 for each NEO is as follows:

Name	Position	Base Salary (effective 1-1-14)
		2014	% Change from 2013	2014 Range Penetration
Gregory P. Stemm	Chief Executive Officer	$425,000	0%	23%
Mark D. Gordon	President and Chief Operating Officer	$295,000	0%	31%
Philip S. Devine	Chief Financial Officer	$260,000	0%	27%
Melinda J. MacConnel	EVP General Counsel & Secretary	$165,000	0%	24%
Laura L. Barton	EVP Communications	$157,000	0%	28%

The Board of Directors, as recommended by the Compensation Committee on January 3, 2014, approved grants of stock options with ten-year term and three-year service vesting, and an exercise price of $2.20 per share (above the market price on the date of grant), and restricted stock awards with three-year service vesting, to the following NEOs:

Name	Position	2014 Long Term Incentive Awards
		Stock Options	Restricted Stock
Gregory P. Stemm	Chief Executive Officer	0	0
Mark D. Gordon	President and Chief Operating Officer	255,930	92,188
Philip S. Devine	Chief Financial Officer	155,057	91,250
Melinda J. MacConnel	EVP General Counsel & Secretary	78,721	41,250
Laura L. Barton	EVP Communications	154,905	39,250

2014 Proxy Statement	21

The long-term incentive stock option awards are valued based upon the Black-Scholes valuation model on the date of grant. The restricted stock awards are valued based upon the stock price on the date of grant. The CEO voluntarily declined to receive a long-term incentive award on January 3, 2014. He offered this noting the Company’s underperforming stock price and his belief that it was not reflective of the Company’s true value at the time the grant would have been awarded. In light of the decision by the CEO, the Compensation Committee will consider recommending a bonus to the CEO based on a one-time event or series of events that result in significant income to the company or an increase in the stock price to greater than $5 per share, taking into consideration the value of the long term incentive award he likely would have received. Such compensation may be in the form of a special bonus, either in cash or equity or a combination, to vest at the Committee’s discretion.

Company key performance criteria did not change in substance for 2014; however, criteria quantitative ranges were adjusted based upon the 2013 actual results and the 2014 budget.

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation paid to or earned by the Company’s Chief Executive Officer and the other NEOs for services rendered to the Company and its subsidiaries for the fiscal years ended December 31, 2011, 2012 and 2013. Expense related to Annual Incentive Awards that were paid after the fiscal year ending date are included in compensation expense for each year.

Name and Principal Position (1)	Year	Salary ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Gregory P. Stemm, Chief Executive Officer	2013	422,393	326,732	335,775	225,250	1,548	1,311,698
	2012	405,333	289,192	329,102	205,870	1,290	1,230,787
	2011	385,667	225,306	281,911	120,834	690	1,014,408

Mark D. Gordon, President and Chief Operating Officer	2013	291,987	183,969	185,625	136,806	805	799,192
	2012	272,917	124,543	141,732	114,835	615	654,642
	2011	248,583	90,044	112,668	58,468	536	510,229

Michael J. Holmes, Chief Financial Officer - Retired	2013	193,628	167,244	168,750	90,431	44,694	664,747
	2012	249,000	118,567	134,929	104,125	1,576	608,197
	2011	237,167	88,113	110,250	55,740	1,463	492,733

Philip S. Devine, Chief Financial Officer	2013	76,226	144,500	124,000	30,144	63	374,933

Melinda MacConnel, EVP, General Counsel & Secretary	2013	163,654	82,955	250,375	65,588	204	562,776
	2012	153,833	52,681	59,953	55,335	187	321,989
	2011	140,500	37,267	46,628	40,469	160	265,024

Laura L. Barton, EVP of Communications	2013	156,154	80,278	78,750	62,408	292	377,882
	2012	149,250	52,681	59,953	53,550	274	315,708
	2011	140,500	37,267	46,628	34,431	160	258,986

2014 Proxy Statement	22

(1)	The offices held by each named executive officer are as of December 31, 2013.
(2)	The amounts reported reflect the fair value of restricted stock awards, in accordance with Accounting Standards Codification topic 718—Stock Compensation (“ASC 718”), awarded under the 2005 Stock Incentive Plan. For each restricted stock award, fair value is calculated using the closing price of the common stock on the date of grant. These amounts reflect the accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which may be higher or lower based on a number of factors including stock price fluctuations and applicable vesting.
(3)	The amounts reported are the fair value of option awards as determined using a Black-Scholes valuation model in accordance with ASC 718, disregarding any estimates of forfeitures related to service-based vesting conditions. The assumptions used to calculate the value of option awards are detailed in Note R under the caption “Stock-Based Compensation” to the Company’s Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2013. These amounts reflect the accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which may be higher or lower based on a number of factors including stock price fluctuations and applicable vesting.
(4)	The Non-Equity Incentive Plan compensation for the CFO position was allocated three fourths to Mr. Holmes and one fourth to Mr. Devine.
(5)	The amounts shown reflect amounts for life insurance premiums paid by the Company on behalf of each NEO for the fiscal years 2011, 2012 and 2013, except for Mr. Holmes for whom the 2013 amount also includes fees paid to Mr. Holmes for consulting services from the date of his retirement until his consulting services terminated on December 31, 2013.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the estimated future payouts under non-equity incentive plan awards and actual number of stock and option awards granted to the named executive officers for the fiscal year ended December 31, 2013, and the grant date fair value of these awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: No. of Shares of Stock or Units (#) (1)	All Other Option Awards: No. of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)		Maximum ($)
Gregory P. Stemm		297,500	340,000	(3)	425,000
RSA	1/3/13					113,056			326,732
Options	1/3/13						223,850	2.89	335,775
Mark D. Gordon		177,000	206,000	(4)	236,000
RSA	1/3/13					63,657			183,969
Options	1/3/13						123,750	2.89	185,625
Michael J. Holmes		156,000	182,000	(5)	208,000
RSA	1/3/13					57,870			167,244
Options	1/3/13						112,500	2.89	168,750
Philip S. Devine		39,000	45,500	(6)	52,000
RSA	9/16/13					50,000			144,500
Options	9/16/13						100,000	3.25	124,000
Melinda J. MacConnel		82,500	99,000	(7)	115,500
RSA	1/3/13					28,704			82,955
Options	1/3/13						54,250	2.89	81,375
Options	3/6/13						100,000	3.50	169,000
Laura L. Barton		78,500	94,000	(8)	109,900
RSA	1/3/13					27,778			80,278
Options	1/3/13						52,500	2.89	78,750

2014 Proxy Statement	23

(1)	Stock awards granted to our NEOs provide long-term incentive compensation as reflected in the 2013 Summary Compensation Table. The awards were granted from the 2005 Stock Incentive Plan.
(2)	Stock options granted to our NEOs provide long-term incentive compensation as reflected in the 2013 Summary Compensation Table. The awards were granted from the 2005 Stock Incentive Plan.
(3)	Paid $225,250 on February 12, 2014, in full payment of this award.
(4)	Paid $136,806 on February 12, 2014, in full payment of this award.
(5)	Paid $90,431 on February 12, 2014, in full payment of this award. Mr. Holmes was allocated 75% of the award for the CFO position.
(6)	Paid $30,144 on February 12, 2014, in full payment of this award. Mr. Devine was allocated 25% of the award for the CFO position.
(7)	Paid $65,588 on February 12, 2014, in full payment of this award.
(8)	Paid $62,408 on February 12, 2014, in full payment of this award.

The Summary Compensation Table and Grants of Plan-Based Awards Table provide details of cash and non-cash compensation reportable for our named executive officers. The tables include the base salaries paid to our NEOs and compensation cost calculated under ASC 718 attributed to the award or grant of the long-term component of executive compensation during the year. The below table indicates the ratios of base salary, compensation cost calculated under ASC 718 and all other compensation to total compensation.

Name	Salary as a Percentage of Total Compensation	Non-Equity Incentive Plan Compensation as a Percentage of Total Compensation	Fair Value of Equity Awards as a Percentage of Total Compensation	All Other Compensation as a Percentage of Total Compensation

Gregory P. Stemm	32%	17%	51%		*
Mark D. Gordon	37%	17%	46%		*
Michael J. Holmes	29%	14%	51%	6%
Philip S. Devine	20%	8%	72%		*
Melinda J. MacConnel	29%	12%	59%		*
Laura L. Barton	41%	17%	42%		*

*	= less than 1%

All of our NEOs’ salary and life insurance premiums were paid in cash. The fair value of equity awards for each NEO is the aggregate fair value of stock awards or options determined as of the date of grant. These amounts reflect the aggregate accounting fair value on the date of grant and do not correspond to the actual value that may be recognized by the named executive.

2014 Proxy Statement	24

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of common shares covered by outstanding stock option awards that are exercisable and unexercisable, and the number of common shares covered by unvested restricted stock awards for each of our named executive officers as of December 31, 2013.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)

Gregory P. Stemm	191,776		2.74	12/26/2015	(3)
	152,362	76,181	2.73	12/26/2016	(4)
	74,617	149,233	2.89	12/31/2017	(5)
						56,528	114,187

Mark D. Gordon	25,000		4.00	5/27/2014	(6)
	76,645		2.74	12/26/2015	(7)
	65,616	32,809	2.73	12/26/2016	(8)
	41,250	82,500	2.89	12/31/2017	(9)
						31,828	64,293

Michael J. Holmes	100,000		3.50	3/10/2014	(10)
	75,000		2.74	12/26/2015	(11)
	93,701		2.73	12/26/2016	(12)
	112,500		2.89	12/26/2017	(13)
						—	—

Philip S. Devine	100,000		3.25	9/16/2018	(14)
						50,000	101,000

Melinda J. MacConnel	31,720		2.74	12/31/2015	(15)
	27,756	13,878	2.73	12/26/2016	(16)
	10,000	10,000	3.90	7/3/2017	(17)
	18,083	36,167	2.89	12/31/2017	(18)
	100,000		3.50	12/31/2017	(19)
						14,352	28,991

Laura L. Barton	31,720		2.74	12/26/2015	(20)
	27,756	13,878	2.73	12/26/2016	(21)
	17,500	35,000	2.89	12/31/2017	(22)
						13,889	28,056

(1)	For each stock award in this column, the remaining unvested shares reported will vest on December 20, 2014, except for the 50,000 share award to Mr. Devine that vest as to 25,000 shares on each of September 16, 2014 and 2015.
(2)	The market value of the restricted stock awards that have not vested is calculated by multiplying the number of shares represented by the stock awards by the closing price of our common stock on December 31, 2013, which was $2.02.
(3)	This option vested as to 63,925 shares on each December 26, 2011 and 2012 and 63,926 shares on December 26, 2013.
(4)	This option vests as to 76,181 shares on each of December 26, 2012 through 2014.

2014 Proxy Statement	25

(5)	This option vests as to 74,617 shares on each of December 31, 2013 and 2014, and 74,616 on December 31, 2015.
(6)	This option vested as to 25,000 shares on May 27, 2009.
(7)	This option vested as to 25,548 shares on each of December 26, 2011 and 2012 and 25,549 shares on December 26, 2013.
(8)	This option vests as to 32,808 shares on each of December 26, 2012 and 2013 and 32,809 on December 26, 2014.
(9)	This option vests as to 41,250 shares on each of December 31, 2013 through 2015.
(10)	This option vested as to 100,000 shares on March 10, 2009.
(11)	This option vested as to 25,000 shares on each December 26, 2011 and 2012 and 25,000 shares on September 30, 2013 upon Mr. Holmes retirement.
(12)	This option vested as to 31,234 shares on each of December 26, 2012 and 2013 and 31,233 on September 30, 2014 upon Mr. Holmes retirement.
(13)	This option vested as to 112,500 shares on September 30, 2013, upon Mr. Holmes retirement.
(14)	This option vests as to 33,333 shares on September 16, 2014 and 2015 and as to 33,334 shares on September 16, 2015.
(15)	This option vested as to 10,573 shares on each of December 26, 2011 and 2012 and 10,574 shares on December 26, 2013.
(16)	This option vests as to 13,878 shares on each of December 26, 2012 through 2014.
(17)	This option vests as to 10,000 shares on each of July 3, 2013 and 2014.
(18)	This option vests as to 18,083 shares on December 31, 2013 and 2014 and 18,084 shares on December 31, 2015.
(19)	This option vested as to 100,000 shares on March 6, 2013.
(20)	This option vested as to 10,573 shares on each of December 26, 2011 and 2012 and 10,574 shares on December 26, 2013.
(21)	This option vests as to 13,878 shares on each of December 26, 2012 through 2014.
(22)	This option vests as to 17,500 shares on each of December 31, 2013 through 2015.

2013 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options exercised and stock awards vested during 2013 for the named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gregory P. Stemm	—	—	109,493	229,935
Mark D. Gordon	—	—	54,639	114,742
Michael J. Holmes	—	—	79,585	236,367
Philip S. Devine	—	—	—	—
Melinda J. MacConnel	—	—	24,000	50,400
Laura L. Barton	—	—	23,537	49,428

2014 Proxy Statement	26

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE-IN-CONTROL

None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following, or in connection with a change-in-control of the Company or termination of employment. Under our 2005 Stock Incentive Plan, the Compensation Committee has the discretion, but not the obligation, to accelerate the vesting or to compensate holders of otherwise unvested stock incentives in the event of a change-in-control. Only options or restricted stock awards not assumed by the entity taking control are subject to potential acceleration of vesting under a change-in-control.

At December 31, 2013, our closing stock price was $2.02 per share. There were no in-the-money stock options that could have become immediately exercisable due to a change-in-control if the Compensation Committee acted to accelerate the vesting on the unvested options. At December 31, 2013, there were 166,597 unvested restricted stock awards having a value of $336,526 that could have been purchased by the Company in cash or in stock in the event of a change-in-control at the discretion of the Compensation Committee. The number and value of such options and restricted stock awards is shown in the table below. The amounts shown are the cost that would have been recognized by the Company in the event of a change-in-control on December 31, 2013, if the Compensation Committee approved compensating each officer for the value of the options and restricted stock awards shown.

Name	Option Awards		Stock Awards
	Number of In the Money Options Exercisable on Change in Control (#)	Potential Payment or Exercise Value Realizable upon Change in Control ($)	Number of Shares Acquired on Vesting upon Change in Control (#)	Potential Payment or Value Realizable on Change in Control ($)

Gregory P. Stemm	—	—	56,528	114,187
Mark D. Gordon	—	—	31,828	64,293
Michael J. Holmes	—	—	—	—
Philip S. Devine	—	—	50,000	101,000
Melinda J. MacConnel	—	—	14,352	28,991
Laura L. Barton	—	—	13,889	28,056

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation paid to directors for 2013. The Compensation Committee used the same peer group as was used for executive officers to benchmark total compensation for directors.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Bradford B. Baker (1)	87,000	34,750	—	—	121,750
Max H. Cohen	70,000	24,000	—	—	94,000
Mark B. Justh	22,500	10,126	—	—	36,626
Dr. David J. Saul (2)	65,000	20,250	—	—	85,250
Jon D. Sawyer (3)	70,000	24,000	—	—	94,000

2014 Proxy Statement	27

(1)	Mr. Baker elected to receive 10,339 shares of common stock for $31,000 of the fees earned in cash.
(2)	Dr. Saul elected to receive 13,254 shares of common stock for $40,000 of the fees earned in cash.
(3)	Mr. Sawyer elected to receive 3,664 shares of common stock for $11,250 of the fees earned in cash.

At December 31, 2013, the directors had the following stock options granted on January 1, 2013:

Non-Employee Director	Options	Exercise Price	Termination Date
Mr. Baker	10,000	$2.89	12/31/2017
Mr. Cohen	10,000	$2.89	12/31/2017
Dr. Saul	10,000	$2.89	12/31/2017
Mr. Sawyer	10,000	$2.89	12/31/2017

Each of the above stock options vested on December 31, 2013.

Compensation of Directors

For the year ended December 31, 2013, our outside directors were compensated according to the following structure:

•	Each outside director received $40,000 annually as a retainer. Additional annual retainers were paid as follows for chairmanship duties:

Board Chairman	$12,000
Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000
Governance and Nominating Committee Chairman	$5,000

•	Each director has the option to receive cash or common stock for the amount of retainers. Retainers are paid quarterly in advance unless stock is awarded. When stock is awarded, the number of shares is calculated by dividing the dollar amount otherwise due in cash by the fair market value of the stock on the first day of each quarter when cash payments are due. The stock is restricted until the service period ends.

•	In addition, outside directors received $1,000 per meeting attended on behalf of the Board of Directors including full board meetings, and audit committee, governance committee and compensation committee meetings.

•	Meetings attended telephonically earned compensation of $500 for attendance.

•	We do not pay amounts that would be classified as perquisites or other compensation to our directors, and there are no existing or potential change-of-control, retirement or legacy obligations.

•	Directors were reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees.

•	Directors will be compensated for 2014 under a similar plan as for 2013. The following table provides an estimate of director compensation for 2014.

2014 Proxy Statement	28

ESTIMATED DIRECTOR COMPENSATION FOR 2014

	Chairman of Board and Audit Chair	Compensation Chair	Governance Chair	Committee Member
Total retainer	$62,000	$45,000	$45,000	$40,000
Estimated fees (1)	$25,000	$25,000	$25,000	$25,000
Estimated equity value	$34,750	$24,000	$24,000	$20,250
Estimated total compensation	$121,750	$94,000	$94,000	$85,250

(1)	Assumes the following meetings per year:

Board	8	Governance	4
Audit	8	Telephonic	2
Compensation	4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 7, 2014, the beneficial ownership of each person known by the Company to be the beneficial owner of five percent or more of our common stock, each named executive officer and director individually and all executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on the number of shares of common stock outstanding as of April 7, 2014. Shares of common stock issuable upon conversion of convertible preferred stock, or the exercise of stock options or warrants currently exercisable, or exercisable within 60 days after April 7, 2014, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such shares, options or warrants, but are not deemed outstanding for computing the percentage ownership for any other persons.

Name of Beneficial Owner	Amount of Beneficial Ownership (1)		Percentage of Class
Gregory P. Stemm, CEO and Director	2,798,693	(2)	3.3
Dr. David J. Saul, Director	1,094,385	(3)	1.3
Mark D. Gordon, President and Director	431,539	(4)	*
Melinda J. MacConnel, EVP, General Counsel and Secretary	289,154	(5)	*
Laura L. Barton, EVP of Communications	255,514	(6)	*
Jon D. Sawyer, Director	217,992	(7)	*
Jay A. Nudi, Treasurer and Principal Accounting Officer	200,829	(8)	*
Bradford B. Baker, Director	182,379	(9)	*
Mark B. Justh, Director	110,063	(10)	*
Max H. Cohen, Director	37,048	(11)	*
Philip S. Devine	25,000
All Officers and Directors as a group (11 persons)	5,642,596		6.6%

Brinker Capital Inc. 1055 Westlakes Dr., Ste. 250 Berwyn, PA 19312	15,496,715	(12)	18.54%

Black Rock, Inc. 40 East 52nd Street New York, NY 10022	5,459,564	(13)	6.5%

Columbus Capital Management, LLC	4,781,100	(14)	5.7%
And Matthew D. Ockner 1 Market Street, Spear Tower, Suite 3790 San Francisco, CA 94105

2014 Proxy Statement	29

*	Represents less than 1% beneficial ownership.
(1)	Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power.
(2)	Consists of 1,257,379 shares held jointly by Mr. Stemm and his wife; 1,122,559 shares held by Adanic Capital, Ltd., a limited partnership for which Mr. Stemm serves as general partner; and 418,755 shares underlying currently exercisable stock options. Mr. Stemm has pledged 500,000 shares of common stock as collateral for a personal loan.
(3)	Consists of 1,084,385 shares held jointly by Dr. Saul and his wife and 10,000 shares underlying currently exercisable stock options held by Dr. Saul.
(4)	Includes 208,511 shares underlying currently exercisable stock options held by Mr. Gordon.
(5)	Includes 187,559 shares underlying currently exercisable stock options held by Ms. MacConnel.
(6)	Consists of 178,538 shares held jointly by Mrs. Barton and her husband and 76,976 shares underlying currently exercisable stock options held by Mrs. Barton.
(7)	Consists of 82,535 shares held jointly by Mr. Sawyer and his wife and 125,457 shares held by Sawyer Family Partners, Ltd., a limited partnership of which Mr. Sawyer serves as the general partner and 10,000 shares currently exercisable stock options held by Mr. Sawyer.
(8)	Includes 96,809 shares underlying currently exercisable stock options held by Mr. Nudi.
(9)	Consists of 29,000 shares held by the Bristol Edward Rudolph Revocable Trust, a trust of which Mr. Baker is the sole trustee, 143,379 shares held by Mr. Baker and 10,000 shares underlying currently exercisable stock options held by Mr. Baker.
(10)	Includes 10,000 shares held by Hybrid Equity Partners LLC a limited liability company of which Mr. Justh is a member.
(11)	Includes 10,000 shares underlying currently exercisable stock options held by Mr. Cohen.
(12)	Based upon Schedule 13G filed by Brinker Capital Inc. on February 13, 2014.
(13)	Based upon Schedule 13G filed by Black Rock, Inc. on January 30, 2014.
(14)	Based upon Schedule 13G filed by Columbus Capital Management, LLC and Mr. Ockner on February 7, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 2013, and Form 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2013, and certain written representations, no persons who were either a director, executive officer or beneficial owner of more than 10% of the Company’s Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2013.

2014 Proxy Statement	30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Review, Approval or Ratification of Transactions with Related Parties

On March 6, 2007, our Board of Directors adopted the following policy governing transactions with related parties.

Transactions involving related parties present a risk to us of being improperly valued or of exposing us to conflicts of interest. To reduce the potential for these risks, the Board has adopted this policy which must be followed in connection with all related party transactions involving us or our subsidiaries when the dollar amount of the transaction or a series of similar related transactions exceeds or is expected to exceed $120,000 during a fiscal year. All completed or proposed related party transactions are to be reported to the Company’s Disclosure Committee no later than the end of the current quarter and the Committee will present the transactions or proposed transactions to the Board of Directors for review, ratification or approval.

Related party transactions may be entered into or continued only if approved as follows:

If the related party transaction is in the normal course of our business and is (a) entered into on terms no less favorable to us than those generally being provided to or available for unrelated third parties, or (b) is fair to us in taking into account the totality of the relationships between the parties involved including other transactions that may be particularly favorable or advantageous to us, then the CEO or CFO may approve the transaction, provided the approving individual is not a party to the transaction. Such transactions will then be presented to the disinterested members of the Board of Directors for ratification.

Any other related party transaction may only be approved by a majority of the disinterested Board of Directors.

Prior to this, related party transactions were reviewed by the Board of Directors as these transactions were contemplated or occurred.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information about the Company’s common stock that was available for issuance under all of the Company’s existing equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (# )	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance (# )

Equity compensation plans approved by security holders (1)	4,392,100	2.29	600,863

Equity compensation plan not approved by security holders	—	—	—

(1)	Includes the issuance of 3,727,162 stock options and 664,938 stock awards under the 2005 Stock Incentive Plan approved by stockholders.

2014 Proxy Statement	31

Each outstanding stock option and stock award is settleable in stock on a one-for-one basis. The weighted average exercise price excluding the 664,938 restricted stock awards, which are issuable for no consideration when vested, is $2.29. The shares available for issuance under the 2005 Stock Incentive Plan are available for Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Restricted Stock Units and Stock Appreciation Rights.

Proposal 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the Company to seek a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers (“Say-on-Pay vote”) as disclosed in the Compensation Discussion & Analysis (“CD&A”) and accompanying compensation tables and the related narrative disclosure in this Proxy Statement. Because the required vote is advisory, the result of the vote is not binding upon the Board of Directors.

We believe that executive compensation should be linked with the Company’s performance and aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

As a focus on the Company’s long-term performance, we believe that long-term equity awards are effective tools for aligning management and stockholder interests in order to increase overall stockholder value. In addition, the executive officers are often asked to implement long-term initiatives for the Company that, by definition, takes more than one fiscal year to accomplish. Stability and continuity among the executive officers aids the Company in its implementation of such long-term initiatives. However, a portion of the executive officers’ annual compensation is also linked to the short-term success of the Company in order to motivate and reward executives to achieve Company objectives and to attract and retain talented executives.

Proposal

At the 2011 annual meeting, the Board of Directors recommended stockholders approve holding a “Say-on-Pay” vote every year. Our stockholders supported that recommendation. Accordingly, we will hold a “Say-on-Pay” vote annually until the 2017 annual meeting when stockholders will be asked to vote again on how frequently we should hold the “Say-on-Pay Vote.

The Company is presenting this proposal, which gives you as a stockholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures contained in the Company’s 2014 Proxy Statement, is hereby APPROVED.”

Position of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

BY VOTING “FOR” THE ABOVE PROPOSAL.

As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee of the Board of Directors believes that the executive compensation for the year ended December 31, 2013, is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach. While our total stockholder return during the period was not positive, the Committee recognizes and believes that significant accomplishments during 2013 in marine operations and development of future projects will bring long-term benefits to our stockholders.

2014 Proxy Statement	32

Effect of Vote

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors; however, we value stockholders’ opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements.

Proposal 3 - APPROVAL OF OUR 2014 STOCK INCENTIVE PLAN

APPROVAL OF 2014 STOCK INCENTIVE PLAN

Description of the Plan

On April 16, 2014, the Company’s Board of Directors approved the establishment of a Stock Incentive Plan (the “2014 Plan” or the “Plan”) subject to approval of the Company’s stockholders. The Board of Directors believes that the 2014 Plan will advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by employees, officers, directors and consultants, and by providing additional incentives and motivation toward superior Company performance. The Board believes it also will enable the Company to attract and retain the services of key employees, officers, directors and consultants, by providing additional incentives and motivation toward superior Company performance. The following is a summary of the material features of the 2014 Plan, which is qualified in its entirety by reference to the Plan. A copy of the Plan was filed with the Securities and Exchange Commission in a Form 8-K on April 18, 2014. A copy can also be obtained by contacting the Company’s Secretary, Melinda MacConnel.

General

The total number of shares that may be issued pursuant to stock incentives under the Plan shall not exceed Five Million (5,000,000), any number of which may be for restricted stock awards and restricted stock units, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

The 2014 Plan will be administered by the Compensation Committee. The Compensation Committee has full and exclusive power within the limitations set forth in the Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the Plan. The Compensation Committee will determine the appropriate mix of stock options and stock awards to be granted to best achieve the objectives of the Plan. The 2014 Plan may be amended by the Board or the Compensation Committee, without the approval of stockholders, but no such amendments may increase the number of shares issuable under the Plan or adversely affect any outstanding awards without the consent of the holders thereof.

Eligibility

Key employees and directors of the Company or its subsidiaries and consultants or advisors who are eligible to receive shares which are registered on SEC Form S-8 are eligible to receive awards under the 2014 Plan.

Types of Awards

The Compensation Committee may determine the type and terms and conditions of awards under the 2014 Plan. Awards may be granted in a combination of stock options, stock appreciation rights, and/or stock awards. Such awards may have terms providing that the settlement or payment of one type of award automatically reduces or cancels the remaining award. Awards under the Plan may include the following:

Stock Options. Stock options entitle their holders to purchase shares of Common Stock at a specified price for a specified period. The exercise price of each option may not be less than 100% of fair market value on the date of grant. Fair market value for purposes of the 2014 Plan means the closing sales price on a national securities exchange of a share as reported in the appropriate composite listing for such exchange.

2014 Proxy Statement	33

Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Only options granted to employees qualify for incentive stock option treatment. No incentive stock option shall be granted after April 16, 2024, which is 10 years from the date the Plan was initially adopted. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of Common Stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the Compensation Committee. Payment may include tendering shares of Common Stock or surrendering of a stock award, or a combination of methods.

Stock Appreciation Rights. A stock appreciation right is the right to receive a payment equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the stock appreciation right is exercised over the fair market value on the date of grant of the stock appreciation right. Any stock appreciation rights granted under the 2014 Plan will require that payment upon exercise be in the form of Common Stock of the Company.

Stock Awards. Stock awards are awards made in Common Stock or denominated in Common Stock units which entitle the recipient to receive future payments in either shares, cash, or a combination thereof. Awards may be subject to conditions established by the Compensation Committee and set forth in the award agreement, and which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of performance. Awards may be subject to restrictions and contingencies regarding vesting and eventual payment as the Compensation Committee may determine.

Terms of Awards. All awards made under the 2014 Plan may be subject to vesting and other contingencies as determined by the Compensation Committee and will be evidenced by agreements approved by the Compensation Committee which set forth the terms and conditions of each award. The Compensation Committee, in its discretion, may accelerate or extend the period for the exercise or vesting of any awards.

Generally, all awards, except non-incentive stock options, granted under the 2014 Plan shall be nontransferable except by will or in accordance with the laws of descent and distribution or pursuant to a domestic relations order. During the life of the participant, awards can be exercised only by the participant. The Compensation Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the 2014 Plan upon the participant’s death.

Change in Control

Unless otherwise provided for in an award agreement, upon the occurrence of an event constituting a change in control of the Company as defined in the 2014 Plan, outstanding awards that are not assumed as a result of the change in control transaction, may become immediately vested and exercisable, or may be cancelled for value in stock or cash as determined by the Compensation Committee.

Tax Consequences

The following are the federal tax consequences generally arising with respect to awards granted under the 2014 Plan. The grant of an option will create no tax consequences for an optionee or the Company. The optionee will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercising an option other than an incentive stock option, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise; the Company will be entitled to a tax deduction for the same amount. The tax treatment for an optionee on a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and whether such shares were acquired by exercising an incentive stock option or by exercising an option other than an incentive stock option.

2014 Proxy Statement	34

Generally, there will be no tax consequences to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under the incentive stock option before the applicable incentive stock option holding periods have been satisfied.

With respect to other awards granted under the 2014 Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or fair market value of shares and the Company will be entitled to a deduction for the same amount. With respect to awards that are restricted as to transferability or subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares received at the time the shares or other property became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Company will be entitled to a deduction for the same amount.

Options Granted Under the 2014 Plan

Since inception of the 2014 Plan, no stock options, or other awards, have been granted from the Plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted Average exercise price of outstanding options warrants and rights	Number of Securities remaining available for future issuance
Equity compensation plans approved by security holders (1)	4,392,100	$2.29	600,863
Equity compensation plans not approved by security holders (2)	—	$—	5,000,000
Total	4,392,100	$2.29	5,600,863

(1)	2005 Stock Incentive Plan approved by stockholders.
(2)	2014 Stock Incentive Plan adopted by Board of Directors April 16, 2014.

Position of Board of Directors

In order to approve the 2014 Plan, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. The purpose of obtaining stockholder approval of the 2014 Plan is to satisfy the requirement for the continued listing of the Company’s Common Stock on the NASDAQ Capital Market.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

APPROVE OUR 2014 STOCK INCENTIVE PLAN

BY VOTING “FOR” THE ABOVE PROPOSAL.

2014 Proxy Statement	35

Proposal 4 - RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the independent registered public accounting firm of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. to audit the financial statements of the Company for the year ended December 31, 2014. Ferlita, Walsh, Gonzalez & Rodriguez, P.A. served as our independent registered public accounting firm for the fiscal year 2013. Although the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. as our independent registered public accounting firm. If the stockholders do not ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A., the appointment of auditors will be reconsidered by the Board of Directors.

It is expected that representatives of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. will be present at the meeting and will be given an opportunity to make a statement if they so desire, as well as to respond to appropriate questions from our stockholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

RATIFICATION OF THE

APPOINTMENT OF FERLITA, WALSH, GONZALEZ & RODRIGUEZ, P.A. AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table presents aggregate fees billed for professional services rendered by Ferlita, Walsh, Gonzalez & Rodriguez, P.A. for the audit of the Company’s annual financial statements for the years ended December 31, 2013, and December 31, 2012, and fees billed for other services rendered by them during those periods.

	2013	2012
Audit Fees (1)	$183,214	$174,550
Audit-Related Fees (2)	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$183,214	$174,550

(1)	Fees for professional services performed by Ferlita, Walsh, Gonzalez & Rodriguez, P.A. for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”

Independence of Principal Accountant and Other Audit Committee Considerations

The Audit Committee reviews at least annually the independent auditors’ qualifications, performance and independence including that of the lead partner. On January 14, 2014, our Audit Committee received written confirmation from Ferlita, Walsh, Gonzalez & Rodriguez, P.A. that the firm is independent of the Company in compliance with PCAOB Rule 3526 and within the meaning of the federal securities laws administered by the Securities and Exchange Commission.

2014 Proxy Statement	36

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Company’s independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s principal accountant be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. The Audit Committee must pre-approve the engagement of the Company’s principal accountant to provide both audit and permissible non-audit services. No non-audit services were provided by the independent registered public accounting firm during the past two fiscal years.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2015 Annual Meeting of Stockholders must be received at the offices of the Company, 5215 West Laurel Street, Tampa, Florida 33607, on or before December 19, 2014, in order to be considered for inclusion in the Company’s proxy statement for that meeting.

GREGORY P. STEMM
Chief Executive Officer and Board Member
April 18, 2014

2014 Proxy Statement	37

ODYSSEY MARINE EXPLORATION, INC. 5215 WEST LAUREL STREET TAMPA, FL 33607

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2014. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

   TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01 Bradford B. Baker 02 Max H. Cohen 03 Mark D. Gordon 04 Mark B. Justh 05 David J. Saul 06 Jon D. Sawyer 07 Gregory P. Stemm
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2 Non-binding advisory vote to approve named executive officer compensation.							☐	☐	☐
3 To approve the Company’s 2014 Stock Incentive Plan.							☐	☐	☐
4 To ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2014.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

MEETING LOCATION Holiday Inn (formerly Wyndham Hotel) Princess Palm Room, 700 North Westshore Boulevard, Tampa, FL 33609

DIRECTIONS One block North of 1-275 at the corner of Westshore Boulevard & Cypress Street

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Shareholder Letter is/are available at www.proxyvote.com.

ODYSSEY MARINE EXPLORATION, INC.

Annual Meeting of Stockholders

June 4, 2014 9:30 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gregory P. Stemm and Bradford B. Baker, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ODYSSEY MARINE EXPLORATION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 09:30 AM, EDT on June 4th 2014, at the Holiday Inn Westshore, Princess Palm Room, 700 North Westshore Blvd., Tampa, FL 33609 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side